HOST MARRIOTT CORPORATION INTERSTATE HOTELS CORPORATION

                                                        March 18, 1997

VIA FACSIMILE NO. (212) 315-3602

Manhattan Beach Hotel Partners, L.P.
c/o Eastdil Realty Company, L.L.C.
40 West 57th Street
New York, New York  10019

ATTN:     Lawrence B. Wolfe
          Managing Director

RE:  Radisson Plaza Hotel, Manhattan Beach, California

Dear Larry:

This letter (the "Letter") will serve to set forth the basic terms and conditions upon which a joint venture of Host Marriott Corporation and Interstate Hotels Corporation ("Purchaser") is interested in purchasing the Radisson Plaza Hotel located in Manhattan Beach, California (the "Hotel"). Purchaser is interested in purchasing from the owner of the Hotel, Manhattan Beach Hotel Properties, L.P. ("Seller"), all of Seller's right, title, and interest in and to the Hotel and adjacent golf course, the leasehold interest in the land related thereto, and the improvements thereon (the "Real
Property"), together with all of Seller's right, title, and interest in and to any and all furnishing, fixtures, and equipment (in amounts and at levels consistent with past practices and whether in current use or stored for future use), books, records, work papers, and other historical tax, accounting, and other information, plans and specifications, permits and licenses, contract and reservation rights, leases and agreements, vehicles and parking, and intangible and appurtenant rights pertaining to the Real Property (collectively, the "Personal Property," and together with the Real Property, the "Primary Property").

The terms and conditions of our offer to purchase are as follows:

1. Purchase Price. The Purchase Price for the Primary property shall be Thirty-Eight Million Two Hundred Fifty Thousand Dollars ($38,250,000.00). In addition, at the Closing (as such term is hereinafter defined) Purchaser shall purchase the following from Seller: (I) all unopened and unspoiled food and beverage inventory, liquor, supplies held for resale, and merchandise held for resale (collectively, the "Inventory"), at their original cost; and (ii) all accounts receivable at the Hotel which are aged as of the Closing not more than ninety (90) days, on a dollarfor-dollar basis (the "Current Receivables"), and Seller shall retain, and Purchaser shall use its best efforts to collect on behalf of Seller, all other accounts receivable at the Hotel (the "Non-Current Receivables"). The total purchase price for the inventory and the Current Receivables is hereinafter referred to as the "Property." The Purchase Price and the Inventory and Receivables Price shall be payable at Closing. Purchaser and Seller shall meet ninety (90) calendar days thereafter to review the status of accounts receivable at the Hotel, and to make cash adjustments for Current Receivables that Purchaser was unable to collect using its good faith commercially reasonably efforts, and for Non- Current Receivables that Purchaser was able to collect on Seller's behalf.

2. Accounts Payable: Liabilities. Purchaser will assume and be responsible for all accounts payable incurred prior to the date of Closing, and Purchaser will receive a credit against the Purchase Price for the actual amount of all such accounts payable. Except as specifically assumed by Purchaser herein, Seller will be responsible for all other liabilities incurred prior to the date of Closing. Purchaser will also be responsible for all accounts payable and all other liabilities incurred on or after the date of Closing. Purchaser will assume all leases, licenses, and other agreements at the Closing.

3. Purchase Contract. Promptly after the date Purchaser receives a fully executed copy of this Letter (such date being the "Acceptance Date"), Purchaser and Seller shall endeavor to negotiate in good faith and execute a formal, definitive contract of sale (the "Contract") in form and substance agreeable to Purchaser and Seller and their respective counsel, evidencing the transaction described in this Letter. The parties shall endeavor to execute the contract on or before the expiration of the Due Diligence Period (as such term is hereinafter defined).

4. Earnest Money Deposit. Simultaneously with the parties' execution of the Contract, Purchaser will place the sum of One Million Five Hundred Thousand Dollars ($1,500,000) as an earnest money deposit (the "Deposit") in escrow with a First American Title Insurance Company office in the State of California (the "Escrow Agent"). The Deposit will be in the form of cash and shall be invested by the Escrow Agent in an interest-bearing account reasonably acceptable to Purchaser and Seller. At Closing, the Deposit (and all interest accrued thereon) will be credited against the Purchase Price. UPON A PURCHASER DEFAULT AFTER THE CONTRACT HAS BEEN FULLY EXECUTED, SELLER'S SOLE AND EXCLUSIVE REMEDY SHALL BE TO TERMINATE THE CONTRACT AND RETAIN THE DEPOSIT (AND ALL INTEREST ACCRUED THEREON) AS LIQUIDATED DAMAGES.

5. Due Diligence Period. For a period (the "Due Diligence Period") expiring thirty (30) days after the Acceptance Date, Purchaser and its consultants shall have access to and shall review the Property, at Purchaser's sole cost and expense. Such review shall be conducted at times reasonably acceptable to Seller and in a non-intrusive manner, so as not to disturb or interfere with the Property, its tenants, occupants, or guests. On or before the date which is five (5) business days after the Acceptance Date, Seller shall either: (I) deliver to Purchaser a copy of all leases, licenses, permits, agreements, surveys, and environmental, zoning, and structural reports or assessments pertaining to the property in Seller's possession or control; or (ii) notify Purchaser in writing that Seller has no such items. In addition, promptly after the Acceptance Date, Seller shall provide copies of all operational and other information reasonably requested by Purchaser (including, but not limited to, certificate(s) of occupancy and liquor license(s) and employee information). Purchaser shall indemnify, defend, and hold Seller harmless from and against any and all claims, loss, cost, liability, damage or expense claimed against or incurred by Seller and arising form or with respect to Purchaser's or its consultants due diligence activities at the Property.

6.   Conditions to Closing.  Conditions to Closing shall include:

A. Title and Survey. Purchaser shall be responsible for obtaining a current ALTA "as built" survey of the Real Property (the "Survey") from a licensed surveyor, and a current leasehold preliminary title report for the Real Property without any exception for Seller's authority to sell without consent of its limited partners, together with all documents referenced therein (the "Title") from the Escrow Agent (i.e. First American Title Insurance Company). Promptly upon receipt of the Survey and the Title, but in any event prior to expiration of the Due Diligence Period, Purchaser shall notify Seller in writing of any Title or Survey matters to which Purchaser objects. Seller shall have a period of ten
     (10) business days after receipt of any objections in which to notify Purchaser that Seller will attempt to remedy any or all of the matters to which Purchaser has objected. Unless Seller has so notified Purchaser that Seller will attempt to remedy all such objections, Purchaser shall have five (5) business days in which it shall either: (I) terminate the Contract in writing and receive a return of the Deposit; or (ii) be deemed to accept Title and the survey subject to the noted objections, other than those which Seller has expressly agreed in writing to remedy. The Due Diligence Period shall be extended only with respect to Title and Survey matters during the ten (10) business day period objections are reviewed by Seller and during the five (5) business day period Purchaser reviews Seller's responses to such objections. It shall be a further condition to Closing that no material casualty or condemnation has occurred.

     B. Structural and Environmental Review. As soon as possible following the Acceptance Date, Seller shall provide Purchaser with a true and complete copy of a current phase 1 environmental assessment of the Real Property prepared by CET Environmental Services, Inc. During the Due Diligence Period, Purchaser shall also be permitted to obtain and to approve, at its sole cost and expense, its own environmental assessment, structural engineering , and zoning reports or assessments. If Purchaser's environmental consultant recommends testing beyond a phase 1 environmental assessment, Seller will grant Purchaser a thirty (30) day extension to the Due Diligence Period only with respect to environmental matters, and if Purchaser does not purchase the Property, then upon Seller's written request therefor, Purchaser shall provide Seller with true and complete copies of all environmental assessments performed by Purchaser or its consultants at the Property.

C. Operational Review. Prior to the end of the Due Diligence Period, Purchaser shall review the necessity for and validity of all government or other third party consents or approvals, including, but not limited to, transfer of (or receipt of new) liquor license(s), ground lease(s), and the certificate(s) of occupancy.

D. Existing Management and Franchise Agreement. Purchaser shall assume the current management agreement with a subsidiary of Interstate Hotels Corporation and the current franchise agreement with Radisson Hotels International, Inc., effective at Closing, at no cost or liability to Seller, and Purchaser shall pay any management or franchise assumption fees and costs. Purchaser (in its capacity as such) shall have no liability under the current management agreement or the current franchise agreement for matters which arose or accrued prior to the Closing date. Seller shall have no liability for any termination or severance costs of any current employees at the Hotel or of any employees employed as of the Closing date if such termination or severance was a result of the transfer of the property to Purchaser and/or the later termination of the management agreement.

E. Other Approvals. On or before the Closing date, Purchaser, with Seller's cooperation, shall obtain any required third party approvals, estoppels, or consents, including but not limited to the consent and approval of the City of Manhattan Beach as ground lessor. Seller does not intend to solicit the consent of its limited partners to the transaction proposed herein.

7. Condition of the Property. Purchaser will purchase the Property in its "AS-IS, WHERE-IS" condition without any representations or warranties, except that Seller will represent that: (i) it is a limited partnership, qualified to do business in California; (ii) the execution of the Contract and the transactions contemplated therein are duly authorized by Seller; (iii) to Seller's knowledge, it is not in default of any contracts relating to the property; (iv) to Seller's knowledge, it has received no written notices of violations of laws or ordinances relating to the property; (v) to Seller's knowledge, there are no pending or threatened legal proceedings or claims affecting the property or Seller's interest in the Property that are not, in Seller's reasonable opinion, covered by insurance; and (vi) to Seller's knowledge, there is no construction at the Real Property which would give rise to a mechanics lien. As used herein, the term "Seller's knowledge" shall mean the actual knowledge of Jeffrey C. Carter, the president of the general partner of Seller. Seller's representations shall remain effective only for six (6) months after the date of Closing, and Seller shall have no liability for any breach of said representations unless the actual, cumulative damages suffered by Purchaser on account thereof exceeds One Hundred Thousand Dollars ($100,000.00).

8. Closing Date. The closing of the purchase of the Property (the "Closing") shall occur on a date mutually agreeable to Purchaser and Seller, which date shall not be later than ten (10) business days after the expiration of the Due Diligence Period, unless the date of Closing is extended pursuant to this Letter or the Contract.

9.   Closing Costs.  The parties shall share equally any escrow fees, standard
coverage (CLTA) title insurance costs, survey costs, and recording fees.   Each
party shall pay its own attorneys' and accountants' fees and expenses. Purchaser shall pay the cost of any extended (ALTA) title coverage and any title endorsements, city and county transfer taxes, bulk and other sales and use taxes, any management or franchise assumption or termination fees and costs, and the City of Manhattan Beach ground lease transfer fee and costs.

10. Brokerage Commissions. The parties have not dealt with any broker other than Eastdil Realty Company, L.L.C. (the "Broker"). Seller shall pay the Broker's fees pursuant to separate agreement. Each party agrees to indemnify the other for any other brokerage commissions, finders or similar fees due, or alleged to be due, to any other broker, finder, or other party claiming through the indemnifying party.

11. Confidentiality/Exclusivity. The terms and provisions of this Letter shall remain confidential and shall not be disclosed to any third party other than: (i) the partners of Seller; (ii) as may be required by law or regulation or to comply with the filing requirements of any applicable legislation or rule; or (iii) any counsel, consultant, or agent assisting Purchaser with its purchase of the Property or Seller with its sale of the Property. If Purchaser does not proceed with the purchase of the Property, Purchaser shall return to Seller all materials and information furnished to it by Seller or Seller's agents in connection with its review of the Property. Seller shall, and shall direct its agents, not to solicit, offer, or accept an offer for the purchase of the Property from any other parties until the earlier to occur of the termination of this Letter or the Contract; provided, however, that Seller and Seller's agents shall be permitted to continue a dialogue with other current bidders until a Contract is executed by both parties hereto.

12.   Termination.
If Purchaser and Seller are unable to agree on the terms and conditions of the Contract, and execute and deliver the same, on or prior to end of the Initial Due Diligence period (i.e., thirty (30) days after the Acceptance Date), then this Letter shall automatically terminate and neither party shall have any further rights, duties, or obligations hereunder, except for such duties and obligations that expressly survive the termination of this Letter.

13. No Assignment. Purchaser agrees not to assign any right, title, or interest under this Letter or the Contract without Seller's prior written consent, except such consent shall not be necessary to assign to a preapproved assignee, or to a wholly owned subsidiary of Purchaser with Purchaser remaining liable for such subsidiary's performance hereunder. Seller agrees not to assign any right, title, or interest under this Letter or the Contract without Purchaser's prior written consent.

This Letter constitutes only a general statement of the terms of the proposed transaction. Except with respect to Purchaser's indemnification obligations set forth in Section 4, Purchaser's and Seller's indemnification obligations set forth in Section 10, Purchaser's and Seller's obligations to maintain confidentiality and exclusivity as set forth in Section 11, and Purchaser's and Seller's obligations to negotiate in good faith as set forth in Paragraph 3, neither Buyer nor Seller intend to be legally bound to the other or to create any legal or equitable obligations to the other by their execution of this Letter and, except as provided in this sentence, neither party shall have any rights against or obligations to the other in connection with the transaction described above until such time as the Contract has been executed and delivered by both parties.

If the terms of this Letter are acceptable to you, please execute and return to me an executed copy of this Letter by 5:00 p.m. E.S.T. on March 21, 1997.

                              Very truly yours,
                              PURCHASER: HOST MARRIOTT CORPORATION

                              By:  _________________________
                              Name:_________________________
                              Title:_________________________


                              INTERSTATE HOTELS CORPORATION


                              By:  _________________________
                              Name:__________________________
                              Title: ________________________

ACCEPTED AND AGREED TO this _____ day of March, 1997

SELLER:

MANHATTAN BEACH HOTEL PARTNERS, L.P.
a Delaware limited partnership

By:  Manhattan Beach Commercial Properties III Inc.,
     a Delaware corporation


Its: General Partner

By:  _________________________________
Name: _________________________________
Title: _________________________________